UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 2, 2007

NEXCEN BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27707	20-2783217
(Commission File Number)	(IRS Employer Identification No.)

1330 Avenue of the Americas, 34th Floor, New York, NY	10019-5400
(Address of Principal Executive Offices)	(Zip Code)

(212) 277-1100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 2, 2007, the Board of Directors of NexCen Brands, Inc. (the “Company”), upon the recommendation of the Nominating Committee of the Board of Directors, appointed a new director, Marvin Traub, to serve as a director of the Company. In accordance with the Company’s Bylaws, Mr. Traub will stand for election at the Company’s 2007 Annual Meeting of Stockholders. In connection with Mr. Traub’s appointment, the Board of Directors increased the size of the Board of Directors to nine directors.

As part of Mr. Traub’s appointment as a director, Mr. Traub received an option to purchase 29,166 shares of the Company’s common stock at an exercise price of $12.19 per share, the closing price of the Company’s common stock on May 4, 2007. The options vest on May 4, 2008 and are exercisable until May 4, 2017. The options were granted on May 4, 2007 upon approval by the Compensation Committee of the Board of Directors.

Mr. Traub was introduced to the Board of Directors through Mr. D’Loren, the Company’s President and Chief Executive Officer. Under the terms of the agreement by which the Company acquired UCC Capital Corporation (Mr. D’Loren’s predecessor company), the Company granted Mr. D’Loren a one-time right to nominate two persons to the Board of Directors, provided that such nominees were approved by the Nominating Committee of the Board of Directors and satisfied the prerequisite requirements for independence. Mr. Traub is the second such nominee. Mr. D’Loren’s first nominee, Jack Rovner, was nominated and elected to the Board of Directors at the 2006 Annual Meeting of Stockholders. Mr. Traub has been determined to be “independent,” in accordance with applicable securities rules and regulations and Nasdaq Global Market listing standards.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated May 7, 2007.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on May 8, 2007.

NEXCEN BRANDS, INC.

/s/ David B. Meister
By: David B. Meister
Its:  Senior Vice President and Chief
Financial Officer